Exhibit 10.2

FORM OF
OMNIBUS AGREEMENT
among
TETRA TECHNOLOGIES, INC.,
COMPRESSCO PARTNERS GP INC.,
and
COMPRESSCO PARTNERS, L.P.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

1.1 Definitions	1

ARTICLE II SERVICES

2.1 Services and Personnel Provided to the Partnership Group	6
2.2 Subcontract Services Provided between the Partnership Entities and TETRA Entities	8

ARTICLE III EQUIPMENT TRANSFERS

3.1 Equipment Transfers between the Partnership Entities and TETRA Entities	8

ARTICLE IV INDEMNIFICATION

4.1 Environmental Indemnification	9
4.2 Additional Indemnification	9
4.3 Limitations Regarding Indemnification	10
4.4 Indemnification Procedures	10

ARTICLE V MISCELLANEOUS

5.1 Choice of Law; Submission to Jurisdiction	11
5.2 Notice	12
5.3 Entire Agreement	12
5.4 Termination	12
5.5 Effect of Waiver or Consent	12
5.6 Amendment or Modification	13
5.7 Assignment; Third Party Beneficiaries	13
5.8 Counterparts	13
5.9 Severability	13
5.10 Gender, Parts, Articles and Sections	13
5.11 Further Assurances	13
5.12 Withholding or Granting of Consent	13
5.13 Laws and Regulations	14
5.14 Negation of Rights of Limited Partners, Assignees and Third Parties	14
5.15 No Recourse Against Officers or Directors	14
SCHEDULES AND EXHIBITS
Schedule 1.1 — Fixed Margin Amount Percentage
Schedule 2.1(c) — SG&A Services
 i

OMNIBUS AGREEMENT
     THIS OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date (as defined herein), by and among TETRA Technologies, Inc., a Delaware corporation (“TETRA”), Compressco Partners GP Inc., a Delaware corporation (the “General Partner”), and Compressco Partners, L.P., a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement singularly as a “Party” and collectively as the “Parties.”
RECITALS:
     The Parties desire by their execution of this Agreement to evidence their understanding:
     1. As more fully set forth in Article II, with respect to: (a) the reimbursement obligations of the Partnership Group to: (i) the General Partner for all direct and indirect expenses incurred by the General Partner in providing all personnel and services reasonably necessary to manage the Partnership Entities’ operations and conduct the Partnership Group’s business and (ii) TETRA for all direct and indirect expenses incurred by the TETRA Entities in providing all personnel and services reasonably necessary to conduct the Partnership Group’s Mexico-based business and all corporate and general and administrative services reasonably necessary to assist in the operation of the business of the Partnership Group; and (b) subcontract services that may, from time to time, be provided between any Partnership Entity and any TETRA Entity.
     2. As more fully set forth in Article III, with respect to the purchase and sale, lease or like-kind exchange of PES Equipment between any Partnership Entity and any TETRA Entity as is needed or desired by the entity obtaining such PES Equipment to meet its production enhancement services obligations.
     3. As more fully set forth in Article IV, with respect to certain indemnification rights and obligations among the Parties.
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1	Definitions.
          (a) Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
          (b) As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Affiliate” has the meaning given to such term in the Partnership Agreement.

     “Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Books and Records” means collectively books, records, ledgers, files, invoices, documents, work papers, correspondence, lists (including customer lists and supplier lists), all tangible and digital or electronic copies of technology, designs, formulae (chemical and otherwise), copies of software, databases, procedures, schedules, methods, discoveries, processes, techniques, research and development, technical data, tools, materials, specifications, information technology infrastructure, apparatuses, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Oklahoma City, Oklahoma are authorized or are obligated by law, executive order or governmental decree to be closed.
     “Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person or such Applicable Person owns or controls such other Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (iii) above.
     “Closing Date” means the date of the closing of the initial public offering of Common Units.
     “Common Unit” has the meaning given such term in the Partnership Agreement.
     “Compressco” means Compressco, Inc., a Delaware corporation.
     “Compressor Unit” means a wellhead compressor unit used by the Partnership to provide natural gas wellhead compression-based production enhancement services, including GasJack® compressor units and VJack™ compressor units.
     “Conflicts Committee” has the meaning given such term in the Partnership Agreement.

     “Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, by and among Compressco, Compressco Field Services, Inc., Compressco Canada, Inc., Compressco de Mexico, S. de R.L. de C.V., the General Partner, the Partnership, OPCO, Compressco Netherlands B.V., Compressco Holdings, LLC, Compressco Netherlands Coöperatief U.A., MLP Sub, TETRA International Incorporated, Production Enhancement Mexico, S. de R.L. de C.V. and TETRA Technologies Inc., together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.
     “Covered Environmental Losses” has the meaning given to such term in Section 4.1(a).
     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders and ordinances, legally enforceable requirements and rules of common law relating to protection of the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and other environmental conservation and protection laws, each as amended through and existing on the Closing Date.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fabricated Cost” means the total costs (other than any allocations of general and administrative expenses) incurred in fabricating a particular item of PES Equipment, as determined by the books and records of the Partnership, prepared in accordance with GAAP.
     “Fixed Margin Amount” means (a) with respect to newly fabricated PES Equipment, the amount resulting from the product of (i) the Fabricated Cost and (ii) the percentage, expressed as a decimal, set forth on Schedule 1.1 to this Agreement (the “Fixed Margin Amount Percentage”), which Schedule may be amended from time to time with the approval of the Conflicts Committee, and (b) with respect to previously fabricated PES Equipment, the amount resulting from the product of (i) the Net Book Value and (ii) the Fixed Margin Amount Percentage.
     “Fabricated Margin Amount Percentage” has the meaning given to such term in the definition of the Fixed Margin Amount.
     “GAAP” means generally accepted accounting principles in the United States, consistently applied.
     “General Partner” has the meaning given to such term in the preamble to this Agreement.
     “General Partner Services” has the meaning given to such term in Section 2.1(a).

     “Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons, whether refined or unrefined, and (c) asbestos, whether in a friable or a non-friable condition, and polychlorinated biphenyls.
     “Indemnified Party” means either the Partnership Group or the TETRA Entities, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article IV.
     “Indemnifying Party” means either the Partnership Group or the TETRA Entities, as the case may be, each in its capacity as a party from whom indemnification may be required in accordance with Article IV.
     “Intellectual Property” means all of the following intellectual property: (a) patents and patent applications; (b) registered and unregistered copyrights and copyright applications; (c) trademarks, service marks, trade names, and trade dress, together with the goodwill associated therewith, and any applications for the foregoing; (d) domain names; (e) trade secrets and confidential information; and (f) the right to sue and collect for past, present and future infringement and misappropriation of all such intellectual property.
     “Losses” has the meaning given to such term in Section 4.2.
     “Mexico Services” has the meaning given to such term in Section 2.1(b).
     “Mexico-based TETRA Entities” has the meaning given to such term in Section 2.1.
     “MLP Sub” has the meaning given to such term in the definition of the Partnership Group.
     “Net Book Value” means the net book value of a particular item of PES Equipment, as determined by the books and records of the Partnership, prepared in accordance with GAAP.
     “OPCO” has the meaning given to such term in the definition of the Partnership Group.
     “Partnership” has the meaning given to such term in the preamble to this Agreement.

     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, as amended from time to time, to which reference is hereby made for all purposes of this Agreement.
     “Partnership Assets” means the wellhead compression-based production enhancement services and any related well monitoring and automated sand separation services contracts (including any subcontracts for the provision of such services), manufacturing operations, customer relationships, Compressor Units, well monitoring assets, automated sand separation assets and other related equipment and assets, including leases of real property, directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group as of the Closing Date pursuant to the Contribution Agreement.
     “Partnership Entities” means the General Partner and each member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.
     “Partnership Entity Intellectual Property” has the meaning given to such term in Section 2.1(f).
     “Partnership Group” means the Partnership, Compressco Partners Sub, Inc., a Delaware corporation (“MLP Sub”), Compressco Partners Operating, LLC, a Delaware limited liability company (“OPCO”) and any Subsidiary of the Partnership, MLP Sub or OPCO.
     “Party” or “Parties” have the meanings given to such terms in the preamble to this Agreement.
     “Person” has the meaning given to such term in the Partnership Agreement.
     “PES Equipment” means Compressor Units, well monitoring assets, automated sand separation assets and other equipment and assets, together with any tangible components thereof, all related appliances, parts, accessories, appurtenances, accessions, additions, improvements and replacements thereto, all other equipment or components of any nature from time to time incorporated or installed therein and all substitutions for any of the foregoing.
     “Services” has the meaning given to such term in Section 2.1(c).
     “SG&A Services” has the meaning given to such term in Section 2.1(c).
     “Subsidiary” has the meaning given to such term in the Partnership Agreement.
     “TETRA” has the meaning given to such term in the preamble to this Agreement.
     “TETRA Entities” means TETRA and any Person (other than the Partnership Entities) controlled, directly or indirectly, by TETRA; and “TETRA Entity” means any one of the TETRA Entities.

     “Transfer” has the meaning given to such term in Section 3.1.
     “Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to Environmental Laws that provides for a mechanism for the written approval of, or authorization to conduct, voluntary remedial action for the clean-up, removal or remediation of contamination that exceeds actionable levels established pursuant to Environmental Laws.
     “Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided, that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.
ARTICLE II
SERVICES
     2.1 Services and Personnel Provided to the Partnership Group. On and as of the Closing Date, (i) all of Compressco’s U.S. employees will become employees of the General Partner and be dedicated to managing the Partnership Entities’ operations and conducting the Partnership Group’s business on a full-time basis and (ii) the Partnership Group’s operations in Mexico will be supported on a part-time basis by the employees and consultants of Mexico-based TETRA Entities (such TETRA Entities, the “Mexico-based TETRA Entities”). The Partnership will reimburse the General Partner and TETRA for all direct and indirect expenses incurred by the General Partner, the Mexico-based TETRA Entities and TETRA on the Partnership Group’s behalf on the following terms:
     (a) The General Partner shall provide the Partnership Group with all personnel and services reasonably necessary to manage the Partnership Entities’ operations and conduct the Partnership Group’s business (such personnel and services, the “General Partner Services”). The General Partner Services shall be substantially similar in nature and quality to the services previously provided by Compressco’s U.S. employees to Compressco in connection with Compressco’s management and operation of the Partnership Assets prior to the Closing Date and no lower in quantity than is reasonably necessary to manage the Partnership Entities’ operations and conduct the Partnership Group’s business, even if greater in quantity than previously provided prior to the Closing Date.
     (b) TETRA shall cause the Mexico-based TETRA Entities to provide the Partnership Group with all personnel and services reasonably necessary to conduct the Partnership Group’s Mexico-based business (such personnel and services, the “Mexico Services”). The Mexico Services shall be substantially similar in nature and quality to the services previously provided by the Mexico-based TETRA Entities’ personnel to Compressco in connection with Compressco’s management and operation of the Partnership Assets prior to the Closing Date and no lower in quantity than is reasonably necessary to conduct the Partnership Group’s Mexico-based business, even if greater in quantity than previously provided prior to the Closing Date.

     (c) TETRA shall provide the Partnership Entities with certain corporate and general and administrative services reasonably necessary for the operation of the business of the Partnership Group, which services may include (without limitation), at the Partnership’s request, those services set forth on Schedule 2.1(c) (such services, collectively, the “SG&A Services” and, together with the General Partner Services and the Mexico Services, the “Services”). The SG&A Services shall be substantially similar in nature and quality to the services previously provided by TETRA to Compressco in connection with Compressco’s management and operation of the Partnership Assets prior to the Closing Date and no lower in quantity than is reasonably necessary to assist in the operation of the business of the Partnership Group, even if greater in quantity than previously provided prior to the Closing Date.
     (d) In connection with providing the Services, the General Partner and TETRA shall be entitled to allocate to the Partnership Group any costs and expenses incurred by the General Partner, the Mexico-based TETRA Entities or TETRA, as the case may be, on any reasonable basis determined by the General Partner or TETRA, as the case may be.
     (e) The Partnership hereby agrees to reimburse the General Partner and TETRA for all costs and expenses allocated to the Partnership Group in accordance with Section 2.1(d).
     (f) With respect to all Intellectual Property authored, created, invented, conceived, reduced to practice or developed by the General Partner arising out of the General Partner Services or by TETRA or the Mexico-based TETRA Entities arising out of the Mexico Services or the SG&A Services that is related to the business of a Partnership Entity (the “Partnership Entity Intellectual Property”), the General Partner or TETRA, as the case may be, hereby assigns, sells, and transfers to applicable Partnership Entity, and the applicable Partnership Entity hereby accepts such assignment, sale, and transfer of, all of the General Partner’s right, title, and interest in and to such Partnership Entity Intellectual Property. The General Partner or TETRA, as the case may be, shall execute, and shall cause its employees and contractors to execute, any documents reasonably necessary to effectuate and record such assignment, sale and transfer to the applicable Partnership Entity. For avoidance of doubt, all such Intellectual Property related to the business of the MLP Sub shall be owned by the MLP Sub.
     (g) Each Partnership Entity shall own title to all tangible and electronic or digital copies of the Books and Records relating to such Partnership Entity, in each case, including all rights of copyright and other Intellectual Property in and to such Books and Records. Each Partnership Entity grants a royalty-free license to the General Partner to use and modify hereunder its Intellectual Property and Books and Records in furtherance of the provision of services to the Partnership Entities pursuant to this Agreement and grants the General Partner the right to retain such Books and Records in connection therewith for the purposes of providing services to the Partnership Entities pursuant to this Agreement. During the term of this Agreement, the General Partner shall, upon reasonable request, make available or deliver, or cause to be made available or delivered, to a Partnership Entity, its Books and Records
     2.2 Subcontract Services Provided between the Partnership Entities and TETRA Entities. Notwithstanding anything to the contrary in this Agreement, any Partnership Entity or any TETRA Entity may, but shall be under no obligation to, perform for any TETRA Entity or any Partnership Entity, respectively, and any TETRA Entity or any Partnership Entity may, but shall be under no obligation to, obtain from any Partnership Entity or any TETRA Entity, respectively, such production enhancement or other oilfield services on a subcontract basis as are needed or desired by the entity obtaining such services, for such periods of time and in such amounts as may be mutually agreed upon by TETRA and the General Partner; provided, however, that in any such case, such services are performed on terms that are (i) approved by the Conflicts Committee, (ii) no less favorable to the Partnership Group than those generally being provided to or available from non-affiliated third parties, as determined by the General Partner, or (iii) fair and reasonable to the Partnership Group, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), as determined by the General Partner.
ARTICLE III
EQUIPMENT TRANSFERS
     3.1 Equipment Transfers between the Partnership Entities and TETRA Entities. Notwithstanding anything to the contrary in this Agreement, any Partnership Entity or any TETRA Entity may, but shall be under no obligation to, sell, lease or like-kind exchange (each such sale, lease or exchange, for purposes of this Section 3.1, a “Transfer”) to any TETRA Entity or any Partnership Entity, respectively, and any TETRA Entity or any Partnership Entity may, but shall be under no obligation to, obtain from any Partnership Entity or any TETRA Entity, respectively, such newly fabricated or previously fabricated PES Equipment as is needed or desired by the obtaining entity to meet its production enhancement services obligations, in such amounts, in such conditions and for such periods of time, if applicable, as may be mutually agreed upon by TETRA and the General Partner; provided, however, that, in any such case, such Transfer is on terms that are (i) approved by the Conflicts Committee, (ii) no less favorable to the Partnership Group than those generally being provided to or available from non-affiliated third parties, as determined by the General Partner, or (iii) fair and reasonable to the Partnership Group, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), as determined by the General Partner; provided, further, that, notwithstanding anything to the contrary in this Section 3.1, any TETRA Entity may purchase from any Partnership Entity newly fabricated PES Equipment only for a price that is not less than the Fabricated Cost plus the Fixed Margin Amount; and provided, further, that, notwithstanding anything to the contrary in this Section 3.1, any TETRA Entity may purchase from any Partnership Entity previously fabricated PES Equipment only for a price that is not less than the Net Book Value plus the Fixed Margin Amount.

ARTICLE IV
INDEMNIFICATION
     4.1 Environmental Indemnification.
     (a) Subject to Section 4.3, TETRA shall indemnify, defend and hold harmless the Partnership Group from and against any environmental claims, losses and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character suffered or incurred by the Partnership Group by reason of or arising out of:
          (i) any violation of Environmental Laws associated with ownership or operation of the Partnership Assets; or
          (ii) any event or condition associated with ownership or operation of the Partnership Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Partnership Assets or the disposal or release of Hazardous Substances generated by operation of the Partnership Assets) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program and (C) the cost and expense for any environmental pre trial, trial or appellate legal or litigation support work; provided, in the case of clauses (A) and (B) such cost and expense shall not include the costs of and associated with project management and soil and ground water monitoring;
but only to the extent that such violation complained of under Section 4.1(a)(i) or such events or conditions included under Section 4.1(a)(ii) occurred before or existed on the Closing Date (collectively, “Covered Environmental Losses”).
     (b) The Partnership Group shall indemnify, defend and hold harmless the TETRA Entities from and against any Covered Environmental Losses suffered or incurred by TETRA and its Affiliates relating to the Partnership Assets (as well as any assets acquired by the Partnership after the Closing Date) occurring on or after the Closing Date, except to the extent that the Partnership Group is indemnified with respect to any of such Covered Environmental Losses under Section 4.1(a).
     (c) Except for claims for Covered Environmental Losses made before the third anniversary of the Closing Date, which shall not terminate, all indemnification obligations in this Section 4.1 shall terminate on the third anniversary of the Closing Date.
     4.2 Additional Indemnification. In addition to and not in limitation of the indemnification provided under Section 4.1(a), subject to Section 4.3, TETRA shall indemnify, defend and hold harmless the Partnership Group from and against any claims, losses and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group (such claims, losses and expenses, together with the Covered Environmental Losses, the “Losses”)) by reason of or arising out of:
          (a) failure to convey good and defensible title to the Partnership Assets to one or more members of the Partnership Group to the extent any such failure renders the Partnership Group unable to use or operate the Partnership Assets in substantially the same manner as they were operated by the TETRA Entities immediately prior to the Closing Date; or
          (b) all federal, state and local income tax liabilities attributable to the operation of the Partnership Assets prior to the Closing Date, including any such income tax liabilities of TETRA that may result from the consummation of the formation transactions for the Partnership Entities; or
          (c) the failure of the Partnership Group to have on the Closing Date any consent or governmental permit necessary to allow the transfer of any of the Partnership Assets or any such Partnership Assets to the extent any such failure renders the Partnership Group unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were owned or operated immediately prior to the Closing Date, provided, however, that in the case of clause (a) and (c) above, such indemnification obligations shall terminate on the third anniversary of the Closing Date; and that in the case of clause (b) above, such indemnification obligations shall survive until 60 days after the termination of any applicable statute of limitations.
     4.3 Limitations Regarding Indemnification.
     (a) The aggregate liability of TETRA under Section 4.1(a) shall not exceed $5.0 million.
     (b) No claims may be made against TETRA for indemnification pursuant to Sections 4.1(a) or 4.2 unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group exceeds $250,000, and thereafter TETRA shall be liable for the full amount of such Losses, subject to the limitations of Section 4.3(a).
     (c) Notwithstanding anything herein to the contrary, in no event shall TETRA have any indemnification obligations under Section 4.1(a) for claims made as a result of additions to or modifications after the Closing Date of Environmental Laws existing as of the Closing Date or new Environmental Laws promulgated after the Closing Date.
     4.4 Indemnification Procedures.
     (a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article IV, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

     (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article IV, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Group) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.
     (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article IV, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to endeavor to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 4.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article IV; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
     (d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons. The Partnership hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities.
ARTICLE V
MISCELLANEOUS
     5.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Delaware and to venue in Delaware.
     5.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.2.
For notices to any of the TETRA Entities:
TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, TX 77380
Phone: 281-367-1983
Fax: 281-364-4398
Attention: General Counsel
For notices to any of the Partnership Entities:
Compressco Partners, L.P.
101 Park Avenue, Suite 1200
Oklahoma City, OK 73102
Phone: 405-677-0221
Fax: ____________
Attention: President
     5.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     5.4 Termination. This Agreement, other than the provisions set forth in Articles IV and V hereof, shall terminate upon the earlier to occur of (i) a Change of Control of the General Partner or TETRA or (ii) the third anniversary of the Closing Date.
     5.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     5.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
     5.7 Assignment; Third Party Beneficiaries. Any Party shall have the right to assign its rights under this Agreement without the consent of any other Party, but no Party shall have the right to assign its obligations under this Agreement without the consent of the other Parties. Subject to the limitations set forth in Section 5.14, each of the Parties hereto specifically intends that each entity comprising the TETRA Entities and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.
     5.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     5.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     5.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.
     5.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     5.12 Withholding or Granting of Consent. Except as otherwise expressly provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, for any reason, and subject to such conditions as it shall deem appropriate.

     5.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     5.14 Negation of Rights of Limited Partners, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no shareholder, limited partner, member, or assignee of TETRA, the General Partner or the Partnership or other Person shall have the right, separate and apart from TETRA, the General Partner or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     5.15 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of TETRA or any Partnership Entity.
(Signature pages follow.)

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

TETRA TECHNOLOGIES, INC.
By:
Name:
Title:

COMPRESSCO PARTNERS GP INC.
By:
Name:
Title:

COMPRESSCO PARTNERS, L.P.
By: Compressco Partners GP Inc., its general partner

By:
Name:
Title:

Omnibus Agreement

SCHEDULE 1.1
Fixed-Margin Amount Percentage
     0.25 (or 25.0%)

SCHEDULE 2.1(c)
SG&A Services
     Pursuant to Section 2.1(c) of this Agreement, TETRA shall provide the Partnership Entities with corporate and general and administrative services reasonably necessary to assist in the operation of the business of the Partnership Group, which services shall include, without limitation, the following services:
     (a) secretarial and general office services;
     (b) employee benefits administration services (including, without limitation, equity plan administration services);
     (c) investor relations services;
     (d) human resources and payroll processing services;
     (e) financial services;
     (f) information and technology services;
     (g) audit services;
     (h) legal services;
     (i) engineering and technical services;
     (j) insurance and risk management services;
     (k) global supply chain and procurement services;
     (l) accounting services;
     (m) tax services;
     (n) health, safety and environmental (HSE) services;
     (o) facilities management services;
     (p) international business development; and
     (q) general sales/marketing services.